Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: AMY WALKER/512.314.6751

May 21, 2007

WILSON HOLDINGS, INC. CLOSES SECONDARY OFFERING

(AUSTIN) –Wilson Holdings, Inc. (AMEX: WIH) today announced the completion of its secondary public offering of 5,000,000 shares of its common stock. The Company’s common stock is traded on the American Stock Exchange under the symbol “WIH” and the shares issued in the offering were sold at a price of $3.25 per share. After the deduction of estimated offering expenses, the Company raised approximately $14.6 million in the offering. Wilson Holdings intends to use the net proceeds from this offering for land acquisitions, homebuilding, land development and for other general purposes. Wilson Holdings also granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock at the same price to cover over-allotments.

Capital Growth Financial, LLC acted as sole book-running manager of the offering. A copy of the final prospectus relating to the offering may be obtained from Capital Growth Financial, LLC, 1200 N. Federal Highway, Suite 400, Boca Raton, Florida 33432, 11220, phone (561) 367-7107, fax (561) 416-4838.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Wilson Holdings, Inc. and Wilson Family Communities, Inc.

Wilson Holdings, Inc. is the parent company and sole owner of Wilson Family Communities, Inc., an Austin, Texas based company that acquires, develops, manages and markets residential communities in the Central Texas region. To learn more about Wilson Holdings, Inc. and Wilson Family Communities, Inc., please visit the Company’s web site at http://www.wilsonfamilycommunities.com.

Safe Harbor Statement

This press release may contain forward-looking statements. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. Important factors that could cause actual results to differ materially from such forward-looking statements are described in the Registration Statement on Form S-1 (File No. 333-140747) filed with the Securities and Exchange Commission. Neither Wilson Holdings, Inc. nor Wilson Family Communities, its wholly owned subsidiary, undertake any obligation to publicly update any forward-looking statements. The inclusion of any statement in this release does not constitute an admission by the company or any other person that the events or circumstances described in such statement are material.